Exhibit T3A.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BROOKSTONE HOLDINGS CORP.

BROOKSTONE HOLDINGS CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That the name of the Corporation is BROOKSTONE HOLDINGS CORP. and that the Corporation’s original Certificate of Incorporation was filed with the Secretary of the State of Delaware on April 13, 2005.

2. That this Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation.

3. That this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

4. That the text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is BROOKSTONE HOLDINGS CORP.

ARTICLE II

The address of the Corporation’s registered office in Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 375,000 shares, of which (i) 250,000 shares shall be common stock, par value $0.01 per share (“Common Stock”) and (ii) 125,000 shares shall be preferred stock, par value $0.01 per share, all of which are designated as “Series A Preferred Stock”.

A. SERIES A PREFERRED STOCK

(1) Dividends and Distributions.

Each share of Series A Preferred Stock shall bear dividends (the “Preferred Dividends”) at a rate of twelve percent (12)% per annum on an amount equal to the sum of $1,000.00 (the “Preferred Issuance Price”) plus all cumulated and accrued Preferred Dividends (each as adjusted for stock dividends, splits, combinations and similar events), compounded on each anniversary of the date such share of Series A Preferred Stock was originally issued by the Corporation. Preferred Dividends will be payable when, as and if declared by the Board of Directors of the Corporation (the “Board”), in arrears and in cash, and will accumulate to the extent not paid (whether or not declared, whether or not permitted under any agreement and whether or not there are funds legally available therefor). In addition to the Preferred Dividends, the Series A Preferred Stock shall participate pro-rata in all dividends on the Common Stock as if each then outstanding share of Series A Preferred Stock had been converted into one or more shares of Common Stock based on the Conversion Rate (as defined in Section 2(b) below) immediately prior to the record date for any such dividend on the Common Stock.

(2) Liquidation, Dissolution or Winding Up.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each share of Series A Preferred Stock shall be entitled to receive a distribution in respect thereof in an amount equal to the greater of (A) the sum of the Preferred Issuance Price plus any accrued but unpaid Preferred Dividends (such amount, the “Liquidation Preference”) and (B) the per share amount payable to the holders of the Common Stock, as if each then outstanding share of Series A Preferred Stock were converted into one or more shares of Common Stock based on the Conversion Rate and only entitled to receive a distribution pursuant to the next sentence (the “Participation Amount”), prior and in preference to any distribution to the holders of Common Stock. After payment in full of the Liquidation Preference or Participation Amount, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Series A Preferred Stock, to share in all remaining assets of the Corporation in accordance with their interests. If the assets and funds distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Series A Preferred Stock pro rata based upon the number of shares of Series A Preferred Stock held by them.

(b) For purposes of Section 1 and Section 2(a) above, the “Conversion Rate” shall initially be 1 to 1 and shall be automatically adjusted to account for any Adjustment Event (as defined below) that occurs after the date hereof and prior to (i) in the case of Section 1, the date on which dividends are declared by the Board and (ii) in the case of Section 2(a), the date on which any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, is deemed to have occurred. “Adjustment Event” means (A) payment of a dividend or making of a distribution by the Corporation on its Common Stock in shares of its Common Stock, (B) subdivision or reclassification by the Corporation of its outstanding Common Stock into a greater number of shares or (C) combination or reclassification by the Corporation of its outstanding Common Stock into a smaller number of shares.

(3) Voting Power.

Except as otherwise required by law, the holders of the Series A Preferred Stock shall not be entitled to receive notice of, nor attend or vote at, meetings of stockholders of the Corporation.

(4) Redemption.

(a) Mandatory Redemption. Any holder of shares of Series A Preferred Stock that acquires such shares of Series A Preferred Stock from OSIM Brookstone Holdings, L.P., an exempted limited partnership formed under the Exempted Limited Partnership Law (as amended) of the Cayman Islands, pursuant to and in accordance with Section 7.1(b)(ii) of that certain Second Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of OSIM Brookstone Holdings, L.P. among OSIM Brookstone Holdings, Inc. and each of the limited partners of OSIM Brookstone Holdings, L.P., in connection with any Liquidity Event or Mandatory Preferred Repurchase (each as defined in the Partnership Agreement) may at any time require the Corporation to redeem all of the shares of Series A Preferred Stock so acquired by such holder in accordance with the terms and conditions of this Section 4(a) (a “Mandatory Redemption”). Such holder may exercise this right of redemption by providing the Corporation with a written notice of such holder’s election to so redeem such shares of Series A Preferred Stock, which written notice shall specify the date upon which the Mandatory Redemption is to take place (a “Mandatory Redemption Date”). The shares of Series A Preferred Stock redeemed as part of any Mandatory Redemption shall be redeemed for a price per share equal to the Redemption Price (as defined below).

(b) Optional Redemption. The Corporation may, at any time within thirty (30) days of the transfer of any shares of Series A Preferred Stock by OSIM Brookstone Holdings, L.P. pursuant to and in accordance with Section 7.1(b)(ii) of the Partnership Agreement in connection with any Liquidity Event or a Mandatory Preferred Repurchase, elect to redeem such transferred shares of Series A Preferred Stock in accordance with the terms and conditions of this Section 4(b) (an “Optional Redemption”). The Corporation may exercise this right of redemption by giving written notice to the applicable holder of shares of Series A Preferred Stock, which notice shall specify the date upon which the Optional Redemption is to take place (an “Optional Redemption Date”). The shares of Series A Preferred Stock redeemed as part of any Optional Redemption shall be redeemed for a price per share equal to the Redemption Price.

(c) Procedures for Redemption.

(i) With respect to any Mandatory Redemption or Optional Redemption, each holder of Series A Preferred Stock whose shares of Series A Preferred Stock are to be redeemed shall, on the applicable Redemption Date (as defined below), surrender to the Corporation at its principal corporate office, the certificate or certificates representing such holder’s shares of Series A Preferred Stock being redeemed, duly endorsed for transfer. Upon receipt of any such shares, the Redemption Price for such shares shall be paid by the Corporation (subject to Section (5)(c)(iii) below) to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all of the shares represented by any such certificate or certificates are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.

(ii) Provided that the Redemption Price has been timely paid, from and after the applicable Redemption Date all rights of the holders of such shares surrendered for redemption (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(iii) To the extent that funds are not legally available to the Corporation for the redemption of any of the shares of Series A Preferred Stock to be redeemed in any Mandatory Redemption or Optional Redemption, the Corporation shall use its reasonable best efforts to redeem such shares of Series A Preferred Stock as promptly as practicable thereafter and shall redeem as many whole shares of such Series A Preferred Stock as it may legally redeem, and shall thereafter from time to time, as soon as it shall have finds legally available therefor, redeem as many of such shares of Series A Preferred Stock from the applicable holders as it legally may redeem until it has redeemed all of such shares of Series A Preferred Stock.

(iv) For purposes of this Section 5, (A) the “Redemption Price” equals, with respect to any share of Series A Preferred Stock, the Liquidation Preference of such share of Series A Preferred Stock, determined as of the date upon which payment is made to the holder thereof and (B) the “Redemption Date” means the Mandatory Redemption Date or the Optional Redemption Date, as applicable.

ARTICLE V

The Board shall have the power to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VI

The election of the members of the Board need not be by written ballot.

ARTICLE VII

The Corporation shall indemnify to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision became effective, except that he may be liable for (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE IX

The Corporation elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation as of October 3, 2005.

BROOKSTONE HOLDINGS CORP.

By:	/s/ James C. Rhee
Name:	James C. Rhee
Title:	Vice President